EXHIBIT 99.1

WELLS-GARDNER ELECTRONICS COMPLETES $5.5 MILLION PRIVATE EQUITY PLACEMENT

Chicago, Illinois, September 24, 2004 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced today that on September 23, 2004, it completed the sale of 1,216,816 shares of its common stock to certain institutional investors at a price of $4.52 per share in a private placement.  As part of the sale of shares, the Company issued warrants to purchase up to an additional 486,726 shares of common stock at $6.24 per share.  The shares and warrants were sold under two separate forms of agreements.  The Company will use the proceeds to reduce its bank debt.  Merriman Curhan Ford & Co. acted as sole placement agent for the transactions.

“This offering represents a major step toward improving our balance sheet, achieving our growth objectives and strengthening our capital base,” stated Anthony Spier, Wells-Gardner’s Chief Executive Officer. “This transaction puts us in an excellent financial position to aggressively grow our cash intensive LCD business and consider some exciting acquisitions, both of which could significantly increase revenues in the future.  The proceeds of the offering will allow us flexibility regarding growth prospects, debt repayment and acquisitions.   As we look to the future, our current level of revenues has us operating at a profitable level and each additional $1 million of sales should generate significant increases in operating income and EBITDA.”

“We are pleased with the attention and support Wells-Gardner has received from the institutional investors with whom the securities were privately placed,” said George B. Toma, Wells-Gardner’s Chief Financial Officer.  “With the addition of these well-respected investors as shareholders, we believe Wells-Gardner has and will continue to generate more interest and attention from the investment community.”

The shares sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or sold in the United States until so registered.  The Company has agreed to file a registration statement covering the shares and the shares underlying the warrants within 30 days.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.

This press release contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please visit our website at www.wellsgardner.com or contact Alan Woinski at Gaming Venture Corp., USA at (201) 599-8484.